POWER REIT

301 Winding Rd
Old Bethpage, NY 11804

(212) 750-0371

IR@PWREIT.COM

D28428-TBD

POWER REIT RIGHTS OFFERING CONTROL LETTER

Dear Client,

We have been requested to forward you the enclosed materials:

-Letter to Shareholders
-Prospectus
-Rights Certificate / Rights Subscription Agreement
-Instructions as to Use of Power REIT Rights Certificates

All subscriptions including this Control Letter are to be sent directly to the POWER REIT, and any questions should be sent directly to the POWER REIT.